Exhibit A

Execution Version

JOINT FILING AND SOLICITATION AGREEMENT

PURSUANT TO RULE 13d-1(k)

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc., a Puerto Rico corporation (the “Fund”);

WHEREAS, Ocean Capital LLC, a Puerto Rico limited liability company (“Ocean Capital”), William Heath Hawk, Ethan A. Danial and Ian McCarthy were parties to a Joint Filing and Solicitation Agreement dated June 14, 2024 (the “2024 Joint Filing Agreement”), pursuant to which, among other things, the parties agreed to form a group for the purpose of soliciting proxies for Ocean Capital’s nominees and proposal with respect to the Fund’s 2024 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2024 Annual Meeting”);

WHEREAS, when the 2024 Annual Meeting was last reconvened on December 19, 2024, a quorum was present and, as Ocean Capital’s nominees for the 2024 Annual Meeting, Messrs. Danial and McCarthy received a plurality of the votes cast;

WHEREAS, the 2024 Joint Filing Agreement was terminated on May 20, 2025 upon the Fund’s certification of the results of the 2024 Annual Meeting;

WHEREAS, Ocean Capital has notified the Fund of its intent to, among other things, nominate Brent D. Rosenthal and José R. Izquierdo II for election as Class III directors at the Fund’s 2025 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2025 Annual Meeting”);

WHEREAS, Ocean Capital, William Heath Hawk, Ethan A. Danial, Ian McCarthy, Brent D. Rosenthal and José R. Izquierdo II wish to form a new group (collectively the “Group”) for the purposes set forth herein;

WHEREAS, Ocean Capital and Messrs. Hawk, Rosenthal and Izquierdo intend to solicit proxies seeking representation on the Fund’s Board of Directors (the “Board”) at the 2025 Annual Meeting and for the purpose of taking all other action necessary to achieve the foregoing;

WHEREAS, it is the parties’ intention that Messrs. Danial and McCarthy, as Ocean Capital’s nominees for the 2024 Annual Meeting, will not engage in activities related to and will not be treated as “participants” in Ocean Capital’s solicitation of proxies for the 2025 Annual Meeting; and

WHEREAS, in connection with the formation of the Group, the undersigned desire to amend and restate the Joint Filing and Solicitation Agreement as set forth herein.

NOW, IT IS AGREED, this 29 day of June 2025 by the parties hereto:

1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D and any amendments thereto (if any such filing is required), with respect to the securities of the Fund. Each member of the Group shall be responsible for the accuracy and completeness of his, her or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. Ocean Capital or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least 24 hours prior to the filing or submission thereof.

2. So long as this agreement is in effect, each of the undersigned shall provide written notice to William Heath Hawk of (i) any of their purchases or sales of securities of the Fund; or (ii) any securities of the Fund over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3. Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for proposals submitted to stockholders for approval and the election of the persons nominated by Ocean Capital to the Board, each at the 2025 Annual Meeting, (ii) taking such other actions as the parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing; provided, however that Messrs. Danial and McCarthy, shall not be obligated to take any action with respect to the 2025 Annual Meeting.

4. Ocean Capital shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agree to pay directly all such pre-approved expenses.

5. Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth herein (collectively, “Communications”) shall be first approved by Ocean Capital, or its representatives, and by Mr. Hawk to the extent any such Communications refer to his or her, as applicable, credentials or experience, which approval shall not be unreasonably withheld.

6. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Fund, as he or it deems appropriate, in his or its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Fund, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of Delaware.

9. Any party hereto may terminate his or its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by email to [Personal Information Redacted].

10. Each party acknowledges that Ocean Capital shall, in its sole discretion, select and retain counsel for both the Group and Ocean Capital and its affiliates relating to their investment in the Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Ocean Capital LLC

By:	/s/ William Heath Hawk
Name:	William Heath Hawk
Title:	Managing Member

William Heath Hawk

/s/ William Heath Hawk

Ethan A. Danial

/s/ Ethan A. Danial

Ian McCarthy

/s/ Ian McCarthy

Brent D. Rosenthal

/s/ Brent D. Rosenthal

José R. Izquierdo II

/s/ José R. Izquierdo II

[Signature Page to Fund IV Joint Filing and Solicitation Agreement]